UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.            )

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Definitive Proxy Statement

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Soliciting Material Pursuant to §240.14a-12

                                                                                WAUSAU PAPER CORP.

(Name of Registrant as Specified In Its Charter)

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March 16, 2007

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders to be held on April 19, 2007, at the Jefferson Street Inn, 201 Jefferson Street, Wausau, Wisconsin.  At the annual meeting you will be asked to reelect Andrew N. Baur and Dennis J. Kuester as Class II directors.

Details on the time and place of the meeting are set forth in the attached notice and proxy statement as are information on matters to be voted on by shareholders and other customary and important disclosures.

I look forward to seeing you at the annual meeting.  Whether or not you plan to attend, please sign and return the enclosed proxy so that your vote will be counted.

Sincerely,

Thomas J. Howatt

President and CEO

100 Paper Place

Mosinee, WI 54455-9099

www.wausaupaper.com

WAUSAU PAPER CORP.

100 Paper Place

Mosinee, Wisconsin 54455-9099

_____________________

Notice of Annual Meeting of Shareholders

_____________________

The annual meeting of shareholders of Wausau Paper Corp. will be held at the Jefferson Street Inn, 201 Jefferson Street, Wausau, Wisconsin, on Thursday, April 19, 2007, at 1:30 p.m., local time.  The following proposals will be considered by shareholders at the annual meeting:

1.

The election of two Class II directors; and

2.

Any other business that properly comes before the meeting.

The record date for determining the holders of common stock entitled to notice of and to vote at the annual meeting or any adjournment thereof is the close of business on February 15, 2007.

March 16, 2007

Scott P. Doescher

Secretary

Please promptly vote, sign, date, and return the enclosed proxy in the enclosed envelope.

Proxy Statement for

Wausau Paper Corp.

Annual Meeting of Shareholders to be held April 19, 2007

Table of Contents

Page No.

Solicitation of Proxies

1

Voting Procedures

1

Your Vote

1

Shareholders Entitled to Vote

1

Quorum, Required Vote, and Related Matters

2

Corporate Governance

2

Available Corporate Governance Documents

2

Director Independence

2

Review, Approval, or Ratification of Related Party Transactions

3

Committees of the Board

4

Board Meetings and Director Communication

4

Election of Directors

5

General Information

5

Election of Directors

5

Director Compensation for 2006

7

Stock Ownership

9

Stock Ownership of Directors, Executive Officers, and 5% Shareholders

9

Section 16(a) Beneficial Ownership Reporting Compliance

10

Report of the Audit Committee and Related Matters

10

Audit Committee Report

10

Audit Committee Pre-Approval Policies

12

Independent Auditor and Fees

12

Executive Compensation

12

Compensation Discussion and Analysis

12

Compensation Committee Report

18

Summary Compensation Table for 2006

19

Grants of Plan-Based Awards for 2006

20

Outstanding Equity Awards at Fiscal Year-End 2006

21

Option Exercises and Stock Vested in 2006

23

Pension Benefits for 2006

23

Nonqualified Deferred Compensation for 2006

24

Termination and Change in Control Arrangements

25

Other Matters

26

Costs of Solicitation

26

Proxy Statement and Other Shareholder Proposals

26

Householding of Annual Meeting Materials

27

Appendix A – Categorical Standards for Director Independence

A-1

-i-

Wausau Paper Corp.

March 16, 2007

100 Paper Place

Mosinee, Wisconsin  54455-9099

www.wausaupaper.com

Solicitation of Proxies

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Wausau Paper Corp. for use at the 2007 annual meeting of shareholders, including any adjournment thereof.  The annual meeting will be held at 1:30 p.m. on April 19, 2007, at the Jefferson Street Inn, 201 Jefferson Street, Wausau, Wisconsin.

Voting Procedures

Your Vote

Your vote is important.  Whether or not you plan to attend the annual meeting, please sign, date, and return the enclosed proxy promptly in order to be sure that your shares are voted.  You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of the Company at our principal office in Mosinee, Wisconsin, by filing another duly executed proxy bearing a later date with the Secretary, or by giving oral notice at the annual meeting.

All shares represented by your properly completed proxy which has been submitted to the Company prior to the meeting (and which has not been revoked) will be voted in accordance with your instructions.  If you do not indicate how your shares should be voted on a proposal, the shares represented by your properly completed proxy will be voted as the Board recommends.

If any matters other than those described in this proxy statement are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named as proxies in the proxy form furnished to you by the Board will have discretion to vote on those matters according to their best judgment to the same extent as you would be entitled to vote.  As of the date of this proxy statement, we do not anticipate that any other matters will be presented to the annual meeting.

Shareholders Entitled to Vote

General.  Shareholders at the close of business on the record date, February 15, 2007, are entitled to notice of and to vote at the annual meeting.  Each share is entitled to one vote on each proposal properly brought before the annual meeting.  Votes cast by proxy or in person at the annual meeting will be tabulated by an inspector of elections appointed by the Board.  On the record date, there were 50,746,503 shares of common stock outstanding.

“Street Name” Accounts.  If you hold shares in “street name” with a broker, bank, or other custodian, you will receive voting instructions from the holder of record of your shares.  In some cases, a broker may be able to vote your shares even if you provide no instructions (such as the election of directors), but on other matters your broker may vote the shares held for you only if you provide voting instructions.  Shares for which a broker does not have the authority to vote are recorded as a “broker non-vote” and may count as a vote against certain proposals.  See “Quorum, Required Vote, and Related Matters.”

Dividend Reinvestment Plan and Common Stock Purchase Plan Participants.  If you are a participant in the Dividend Reinvestment and Stock Purchase Plan or Common Stock Purchase Plan, your proxy will also serve to direct the plan administrator to vote any shares of common stock held for you under either plan at the close of business on the record date.  Shares beneficially owned by participants in the plans for which no proxy or other voting directions are received will not be voted.  The accompanying form of proxy will permit you to vote the shares held in the plans.

401(k) Plan Participants.  If you are a participant in our 401(k) plan you may vote an amount of shares equivalent to the interest in our common stock credited to your account as of the record date.  Your proxy will serve as voting instructions for the trustee of the 401(k) plan.  If you own shares through the 401(k) plan and do not vote, the plan trustees will vote the plan shares in the same proportion as shares for which instructions were received under the plan.  The accompanying form of proxy will permit you to vote the shares held in the plan.

Quorum, Required Vote, and Related Matters

Quorum.  A quorum is present if a majority of the votes entitled to be cast on a proposal are represented at the annual meeting in person or by proxy.  For purposes of determining a quorum, shareholders who are present in person or are represented by proxy, but who abstain from voting, are considered present and count toward the determination of the quorum.  Shares reported as broker non-votes are also considered to be shares present for purposes of determining whether a quorum is present.

Election of Directors.  Directors are elected by a plurality of the votes cast.  For this purpose, a “plurality” means that the individuals receiving the largest number of votes are elected as directors, up to the maximum of the two directors to be chosen at the annual meeting.  You may vote in favor of the nominees specified on the accompanying proxy form or may withhold your vote as to one or more of such nominees.  Shares withheld or not otherwise voted in the election of directors (because of abstention, broker non-vote, or otherwise) will have no effect on the election of directors.

All Other Proposals.  As of the date of this proxy statement, we do not anticipate that any other proposals will be brought before the annual meeting.  Generally, proposals other than the election of directors which are brought before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal.

Majority Vote Policy.  Our Corporate Governance Guidelines set forth our procedures if a nominee for director is elected by a plurality of the votes cast in an uncontested election but a greater number of votes are “withheld” for his election than are voted “for” his election.  See “Election of Directors.”

Corporate Governance

Available Corporate Governance Documents

Our Corporate Governance Guidelines set forth basic principles and guidelines concerning the qualifications and responsibilities of directors, Board committees, majority voting policy, and other matters.  In addition, we have adopted a code of business conduct and ethics for all employees and a separate code of ethics which also covers our CEO and senior financial officers.  The Corporate Governance Guidelines, Audit, Compensation, and Corporate Governance Committee charters and codes of ethics are posted on our website.  See “About Wausau Paper – Corporate Governance” at www.wausaupaper.com.  A copy of these documents may also be obtained from the Secretary of the Company by writing to our corporate office.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the Board and all members of our Audit, Compensation, and Corporate Governance Committees must be independent directors, as determined in accordance with New York Stock Exchange (“NYSE”) listing standards.  The Board reviews the independence of its members on an annual basis.  During this review, the Board considers whether any transactions have occurred or if relationships exist between any director and the Company and its subsidiaries and affiliates.  Included in this consideration are any such transactions that occurred or relationships that exist between any member of the director’s immediate family or any entity in which the director or an immediate family member is an executive officer, general partner, or significant equity holder.

In connection with its review the Board considered that in the ordinary course of business, the Company may, at certain times, be engaged in business transactions with companies for which some of our directors serve as directors or officers.  The Board has adopted categorical standards to assist it in determining whether any of such transactions create a material relationship which precludes independence under NYSE listing standards.  In general terms, and absent other factors, the Board’s categorical standards provide that a customer relationship is not material if the Company does not account for more than 2% of the revenue of the director’s business and not more than 2% of the Company’s revenue is derived from the director’s business.  Similarly, in the case of a lending relationship, absent other factors, the relationship is not material if the Company obtained the credit on the same terms as other borrowers, the credit would have been available from other lenders on comparable terms, and the interest and fees paid by the Company does not exceed 2% of the lender’s total income.  The Board’s categorical standards are attached to this proxy statement as Appendix A and are also posted on our website.  See “About Wausau Paper – Corporate Governance” at www.wausaupaper.com.

In making its independence determination the Board reviewed its relationship and transactions with Marshall & Ilsley Corporation and its subsidiaries (“M&I”).  Mr. Kuester serves as Chairman of the Board and, until December 31, 2006, as CEO of M&I.  Mr. Baur serves as Chairman of Southwest Bank of St. Louis, a wholly-owned subsidiary of M&I, and both he and Mr. Orr are also directors of M&I.  M&I, through its subsidiaries, provides trust, commercial paper, leasing, and general banking services to the Company.  M&I is also a participating lender in the Company’s senior credit facility under terms which are identical to the four other non-related financial institutions.  The Board also determined that all other services were provided by M&I in the ordinary course of business and at prices and on terms prevailing at the time for comparable transactions with unrelated persons.  The aggregate interest and fees paid to M&I by the Company in 2006 represent less than 1% of M&I’s reported gross income for its 2005 fiscal year.  The Board therefore also determined that the transactions engaged in with M&I were within the thresholds for materiality established under the categorical standards adopted by the Board.  The Company has no relationship with Mr. Freels or Mr. Knetter other than as directors and shareholders.  Mr. Smith receives health insurance benefits under the Company’s retirement plan for retirees, but there is no business or other relationship between Mr. Smith and the Company.

As a result of its review, the Board affirmatively determined that Mr. Baur, Mr. Freels, Mr. Knetter, Mr. Kuester, and Mr. Smith are independent of the Company and its management under the listing standards of the NYSE.  Mr. Alexander, who had no relationship with the Company other than as a director and shareholder, served as director until his retirement following the 2006 annual meeting and was also affirmatively determined to be an independent director under the NYSE standards.

Review, Approval, or Ratification of Related Party Transactions

There was no transaction with related parties in 2006 that is required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”) because it exceeded $120,000 and one of our directors or executive officers (or their affiliates or members of their immediate family) had a direct or indirect material interest in such transaction.  Three of our directors also serve as directors of Marshall & Ilsley Corporation and the relationship between M&I and the Company is described under the preceding caption, “Director Independence.”  As described therein, the Board has determined that none of these directors has a material direct or indirect interest in any transaction resulting from the Company’s relationship with M&I.

The Company has not adopted any formal policies or procedures for the review, approval, or ratification of transactions that may be required to be reported under the SEC disclosure rules.  Such transactions, if and when they are proposed or have occurred, have been or will be reviewed by the entire Board (other than the director involved) on a case-by-case basis.  The Board’s review considers the importance of the transaction to the Company, the availability of alternative sources or service providers to meet the Company’s requirements, the amount involved in the proposed transaction, the specific interest of the director or executive officer (or immediate family member) in the transaction, whether information concerning the fees, costs, or other terms of substantially similar arms-length transactions between unrelated parties is available, whether the terms of the proposed transaction present any unusual or unfavorable features to the Company, and such other factors as the Board may consider important and appropriate to its determination.

Committees of the Board

Our Corporate Governance Guidelines provide that the Company shall have Audit, Compensation, and Corporate Governance Committees in addition to any other committees the Board considers appropriate.  Each of the members of the following committees satisfies the criteria for independence under applicable rules of the SEC, NYSE listing standards, and other applicable regulations.

Audit Committee.  The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) compliance by the Company with legal and regulatory requirements related to the Company’s financial reporting and disclosure obligations.  The Committee has the sole authority to appoint or replace the Company’s independent auditor.  Members of the Committee may not serve on the audit committees of more than two other public companies.  The members of our Audit Committee also satisfy the additional NYSE and SEC rules for independence applicable to audit committees of listed companies.

Mr. Freels (Chairman), Mr. Baur, Mr. Knetter, and Mr. Kuester serve on the Audit Committee.  The full Committee met nine times and there were three meetings between management and the Chairman of the Committee in 2006.  See “Report of the Audit Committee and Related Matters,” for the report of the Audit Committee and other information relating to the selection of, and fees paid to, the independent auditor.

Compensation Committee.  The Compensation Committee is appointed by the Board to (1) discharge the Board’s responsibilities relating to compensation of the Company’s directors and officers, and (2) satisfy the requirements concerning the disclosure of executive compensation under the regulations of the SEC.  The Committee’s activities and policies concerning compensation for directors and executive officers are included in this proxy statement under the subcaptions “Election of Directors – Director Compensation,” “Executive Compensation – Compensation Discussion and Analysis,” and “Executive Compensation – Compensation Committee Report.”  Mr. Smith (Chairman), Mr. Baur, and Mr. Freels serve as members of the Compensation Committee.  The Committee met six times in 2006.

Corporate Governance Committee.  The Corporate Governance Committee is appointed by the Board to (1) identify individuals qualified to become Board members and to recommend to the Board the director nominees for the next annual meeting of shareholders, (2) recommend to the Board the Corporate Governance Guidelines applicable to the Company, (3) lead the Board in its annual review of the Board’s performance, (4) recommend to the Board director nominees for each committee, and (5) provide oversight for the corporate compliance program and its code of conduct and ethics.  Mr. Kuester (Chairman), Mr. Knetter, and Mr. Smith serve on the Corporate Governance Committee.  The Committee met three times in 2006.

Board Meetings and Director Communication

Meetings of the Board.  The Board met eight times in 2006.  Each of the directors attended at least 75% of the total number of the meetings of the Board and the committees on which they served during the last fiscal year.

Meetings of Non-management Directors.  The Board’s non-management directors meet in executive session following each February Board meeting and establish a schedule of additional meetings.  The non-management directors must meet at least twice each year under the Company’s Corporate Governance Guidelines.  At their February 2007, meeting, the non-management directors selected Dennis J. Kuester to preside over their meetings.  Shareholders and others may communicate directly with Mr. Kuester or any other non-management directors by following the procedures set forth in the following paragraph.

Communicating with the Board.  Shareholders and others may communicate with the Board by writing to the Chairman at the Company’s corporate office, 100 Paper Place, Mosinee, Wisconsin  54455-9099.  Individual directors may also be contacted in writing at the same address.  Mail may be opened and sorted before forwarding to the director to whom the mail was addressed.  If a communication does not involve an ordinary business matter and if a particular director is named, the communication will be forwarded to that director.  If no particular director is named, such communication will be forwarded to the Chairman of the appropriate Board committee.  If a complaint or concern involves accounting, internal accounting controls, or auditing matters, the correspondence may be addressed, and will be forwarded, to the Chairman of the Audit Committee.  Our website also describes the Audit Committee’s procedures to submit a concern or complaint on a confidential basis.  In order to expedite a response, the non-management directors have instructed management to receive, research, and respond, if appropriate, on behalf of the Company’s non-management directors or a particular director, to any communication regarding an ordinary business matter.

Attendance at Annual Meetings.  The Board has an informal policy under which all directors are expected to attend the annual meeting of shareholders.  Each of our directors attended the annual meeting held in 2006.

Election of Directors

General Information

The Nomination Process.  Nominations for director are recommended to the Board by the Corporate Governance Committee.  Candidates for election to the Board may be identified for initial consideration by the Committee from a wide variety of potential sources.  For example, the Committee will consider candidates for nomination from among incumbents whose term will expire at the next annual meeting, persons identified by other members of the Board, executive officers, shareholders, and persons identified by a professional search firm should the Committee believe it appropriate to engage such a firm to assist it.  To recommend an individual for consideration, a shareholder should mail or otherwise deliver a written recommendation to the Committee not later than the December 1 immediately preceding the annual meeting for which the individual is to be considered for inclusion as a nominee of the Board.  At a minimum, a shareholder recommendation should include the individual’s current and past business or professional affiliations and experience, age, stock ownership, particular qualifications, and such other information as the shareholder deems relevant to assist the Committee in considering the individual’s potential service as a member of the Board.

Qualifications.  In reviewing potential nominees, the Committee will consider the age, skills, and experience of current Board members and the requirement under our Corporate Governance Guidelines that a majority of the Board members must be independent, as determined in accordance with NYSE listing standards.  At a minimum, nominees must satisfy the qualification requirements included in our Corporate Governance Guidelines (which are posted on our website), including the provision that no person may be elected a director if that person has attained age 70 as of the date of the election.  All potential nominees submitted to or identified by the Committee will be evaluated on a similar basis for their level of qualifications and experience.

The Committee believes that persons recommended by it to the Board should possess strong intellectual skills, have had a successful career in business, higher education, or a profession which demonstrates an ability to manage a complex organization, have a reputation for personal and professional integrity, exercise a sound and independent business judgment, and be able to understand the economic, financial, and operational issues to be addressed by the Company.  Directors whose terms of office will expire at the next annual meeting are considered by the Committee on the basis of these qualities and also on the basis of their service to the Company during their term in office.

Election of Directors

The Board consists of seven directors, divided into three classes consisting of two Class I and Class II directors and three Class III directors.  One class of directors is to be elected at each annual meeting of shareholders to serve a three-year term.  Any director appointed by the Board to fill a newly created directorship is required to stand for reelection by the shareholders at the first annual meeting following his or her appointment by the Board.  At the annual meeting, shareholders will be asked to elect two Class II directors for terms of office which will expire at the annual meeting of shareholders to be held in 2010.

Upon recommendation of the Corporate Governance Committee, the Board has nominated Andrew N. Baur and Dennis J. Kuester for reelection as Class II directors.  In the event one or both of the nominees should become unable or unwilling to be a nominee for election at the annual meeting, it is the intention of the proxies to vote for such substitute or substitutes as may be designated by the Board.

Directors are elected by a plurality of the votes cast for the election of directors.  However, under our Corporate Governance Guidelines, in any uncontested election a director who has a greater number of votes “withheld” for his election than are voted “for” his election is required to tender his resignation within two days of the election.  The Corporate Governance Committee must act promptly (but in any event within 30 days of the election) to make a recommendation to the Board to accept or reject the director’s resignation.  In making its recommendation, the Committee may consider all factors and other information it considers relevant.  The Board’s decision on the Committee’s recommendation must be made promptly (but in any event within 90 days of the election), taking into consideration the Committee’s report, if any, on its recommendation and any other factors and other information it considers relevant.  The Board must also consider, and if it deems it appropriate, take action to address the shareholder concerns underlying the withheld votes or other relevant issues.  Within four business days of the Board’s decision, the Company will disclose the Board’s decision whether to accept or reject the tendered resignation on a Form 8-K filing with the SEC and include in such disclosure an explanation of the process by which it reached its decision and, if applicable, the reasons for rejecting the resignation.  No director who has tendered a resignation pursuant to this governance principle may participate in the process by which the Committee recommends or the Board determines whether such resignation shall be accepted.

The Board of Directors recommends a vote FOR the election of the nominees for Class II director.  The following table sets forth information concerning the business background and experience of the Board nominees and all continuing directors.  Unless specified, all current positions listed for a nominee or director have been held for at least five years.  Directors whom the Board has determined are independent under the criteria of the NYSE listing standards (or nominees who will meet such criteria) are denoted by an asterisk (*).

		Class and Year
	Principal Occupation	in Which Term	Director
Name and Age	and Other Directorships	Will Expire	Since

Nominees
Andrew N. Baur,* 62	Chairman of the Board of Southwest Bank of St. Louis, a wholly-owned	Class II	2004
	subsidiary of Marshall & Ilsley Corporation, since October, 2002; former	2010
	Chairman of the Board and CEO of Mississippi Valley Bancshares, Inc.,
	and its subsidiary, Southwest Bank of St. Louis; also a director of
	Marshall & Ilsley Corporation and Bakers Footwear Group, Inc.

Dennis J. Kuester,* 65	Chairman and CEO and a director of Marshall & Ilsley Corporation;	Class II	2001
	also a director of Modine Manufacturing Company	2010

Continuing Directors
San W. Orr, Jr., 65	Chairman of the Board of the Company and Advisor, Estates of A.P.	Class I	1970
	Woodson and Family; Chief Executive Officer of the Company (2000;	2009
	1994-1995; 1989-1990); also a director of Marshall & Ilsley Corporation

David B. Smith, Jr.,* 68	Consultant; formerly Vice President, Labor Relations, Weyerhaeuser	Class I	1972
	Company	2009

Gary W. Freels,* 58	President and Chief Executive Officer, Alexander Properties, Inc.	Class III	1996
	(investment management)	2008

Thomas J. Howatt, 57	President and Chief Executive Officer of the Company	Class III	2000
		2008

Michael M. Knetter,* 46	Dean, School of Business, University of Wisconsin – Madison since July,	Class III	2005
	2002; formerly, Professor and Associate Dean, Tuck School of Business,	2008
	Dartmouth College; also an independent director for Neuberger Berman
	Funds and a director of Great Wolf Resorts, Inc.

Director Compensation for 2006

The following table presents the compensation of our directors for 2006.  A description of our director compensation policy and plans follows the table.

				Non-Equity	Change in Pension Value
	Fees Earned or	Stock	Option	Incentive Plan	and Nonqualified Deferred	All Other
Name(1)	Paid in Cash	Awards	Awards	Compensation	Compensation Earnings	Compensation	Total
	($)	($)(2)(3)	($)(2)(3)	($)		($)	($)

San W. Orr, Jr.	$40,000	$15,000	$12,500	$0	$10,544(4)	$123,087(5)	$201,131

Andrew N. Baur	$47,000	$15,000	$0	$0	n/a	$0	$ 62,000

Gary W. Freels	$54,500	$15,000	$0	$0	$11,630(6)	$0	$ 81,130

Michael M. Knetter	$45,000	$15,000	$0	$0	n/a	$0	$ 60,000

Dennis J. Kuester	$48,000	$15,000	$0	$0	$26,758(6)	$0	$ 89,758

David B. Smith, Jr.	$45,500	$15,000	$12,500	$0	$43,739(6)	$0	$116,739

Walter Alexander*	$18,000	$15,000	$0	$0	$11,694(6)	$0	$ 44,694

 *  Mr. Alexander retired as a director at the 2006 annual meeting.

(1) All compensation for services by Mr. Howatt as a director, and all related stock and option awards held at year end, are fully reflected in the Summary Compensation Table and the other tables relating to executive compensation.

(2) Stock awards are restricted stock units which must be held until the director’s retirement from the Board.  Stock award amounts therefore represent potential future income, the amount of which may be materially different when paid.  Amounts indicated represent the compensation expense recognized in 2006 pursuant to Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (“FAS 123R”).  The value of the stock awards for financial statement reporting purposes is the closing price of the underlying stock on the grant date, $11.61 per share.  The grant date fair value of the option awards granted Mr. Orr and Mr. Smith was $4.17 per share.  Additional information concerning the recognition of compensation expense with respect to these grants, and the assumptions used in the calculation of compensation expense attributable to the grant of the options included in the table, is set forth in Note 8 to the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Form 10-K for the year ended December 31, 2006.

(3) The aggregate number of stock and option awards held at December 31, 2006, by directors other than Mr. Howatt (see footnote (1)) are:

	Aggregate Stock Awards*	Aggregate Option Awards
San W. Orr, Jr.	1,292	219,668**
Andrew N. Baur	1,292	15,000
Gary W. Freels	1,292	25,000
Michael M. Knetter	1,292	15,000
Dennis J. Kuester	1,292	25,000
David B. Smith, Jr.	1,292	28,000

  * Does not include 1,001 restricted stock units granted January 2, 2007, pursuant to Director Compensation Policy and reflected in table of beneficial ownership under “Stock Ownership.”

** Includes options with respect to 191,668 shares granted in connection with Mr. Orr’s prior service as CEO and as Chairman.  Mr. Orr also holds stock appreciation rights attributable to 107,800 shares which may be settled only in cash and 77,161 hypothetical shares attributable to dividend equivalents and payable only in cash.

(4) Represents $26,980 increase in actuarial present value under director retirement plan and a reduction in actuarial present value of $16,436 under supplemental retirement plans entered into with Mr. Orr in connection with his prior service as CEO and as Chairman.

(5) Represents salary of $100,000 for services as Chairman, Company 401(k) contributions, credit under the Company’s flexible benefit plan, and aggregate incremental cost of personal use of the Company plane.

(6) Represents change in actuarial present value under director retirement plan for directors who began service prior to January 1, 2003.

Director Compensation Policy.  Director compensation is established by the Compensation Committee and is intended to be competitive with compensation paid to directors of similarly sized publicly traded companies.  Director compensation is reviewed annually by the Committee.  In 2006, the Committee reviewed director compensation data compiled from two publicly available sources.  The first source was SEC reported 2005 information from the paper industry peer group described under “Executive Compensation – Compensation Discussion and Analysis.”  The second source was National Association of Corporate Directors data compiled from proxies filed in the one-year period ended August 31, 2005, relating to twenty companies in the paper and chemicals industries with revenues ranging from $.6 billion to $1.7 billion.  The Company’s 2005 revenue was $1.1 billion.  Based on its review of this data, the Committee has concluded that the Company’s director compensation is near the median of these companies and no increase in director compensation was made in 2006.

The Board of Directors Compensation Policy, adopted December 16, 2005, provides for the following:

Board Retainer
Annual cash retainer	$24,000
Restricted Stock	$15,000(1)
Stock Options	3,000 shares(2)

Meeting Fees
Board Meeting Fees	$ 1,500
$ 1,000 (telephonic meeting)
Committee Meeting Fees	$ 1,000
$ 500 (telephonic meeting)

Annual Committee Chair Retainer
Audit and Executive	$ 5,000
Compensation and Corporate Governance	$ 3,000

(1) On the first business day of each fiscal year, each director receives restricted stock units in an amount determined by dividing $15,000 by the closing price of Company’s stock on such day.  Dividend equivalents in the form of additional restricted stock accrue on each cash dividend date.  Units are settled in the form of Company stock upon director’s termination of service from Board unless director elects to defer distribution for a maximum of two years.

(2) Granted on date of annual meeting at closing price of Company’s stock on such day.  Annual grant is being phased in as replacement to previous policy which granted 15,000 shares upon initial election and 10,000 shares at reelection, and applies to Class I and II directors in 2007 and all directors in 2008.  Directors elected by the Board to fill a vacancy receive an initial grant on date of election.

Mr. Smith participates in our retiree health insurance plan and the other directors who are officers of the Company receive salaries and benefits related to their duties.  No other director received any compensation or benefits other than the standard arrangements described above.

Directors’ Deferred Compensation Plan.  The Company maintains a deferred compensation program under which directors may elect each year to defer some or all of the fees otherwise payable in cash during the year.  Amounts deferred become payable in cash in a lump sum or in quarterly installments after a director’s termination of service.  In the event a director’s service terminates in connection with a change in control of the Company, as defined in the plan, payment of all deferred amounts will be made in a lump sum.  During the period in which payment is deferred, a director may elect that the deferred fees be credited with interest at the prime rate in effect as of each calendar quarter, or that the deferred fees be converted into common stock equivalent units.  If common stock equivalent units are elected, the director’s account is also credited with stock equivalent units representing the shares of our common stock which could have been purchased with the cash dividends which would have been paid had the units been actual common stock.  Stock equivalent units are converted to cash based upon the fair market value of our common stock at the time of distribution.  During 2006,

Mr. Alexander, Mr. Baur, Mr. Howatt, Mr. Freels, and Mr. Kuester participated in the plan and deferred all or a portion of the retainer or meeting fees otherwise payable to them.

Directors Retirement Policy.  Directors who began service prior to January 1, 2003, and have at least five years of service at termination are eligible to receive a monthly benefit equal to the monthly retainer and meeting fees in effect at termination of service.  Benefits will be paid for a period of time equal to the retired director’s period of service on the Board.  Retirement benefits terminate at death and are accelerated in the event of a change in control of the Company, as defined in the policy.  Directors who began service after December 31, 2002, are not eligible for retirement benefits under this policy.

Stock Ownership

Stock Ownership of Directors, Executive Officers, and 5% Shareholders

The following table sets forth, based on statements filed with the SEC or information otherwise known to us, in each case, as of the record date, the name of each person believed by us to own more than 5% of our common stock and the number of shares of common stock held by each person.

	Common Shares	Percent of
Name and Address	Beneficially Owned	Class

NWQ Investment Management Company, LLC	6,347,432	12.5%
2049 Century Park East, 16th Floor
Los Angeles, CA 90067

Wilmington Trust Company	5,645,825	11.1%
1100 N. Market Street
Wilmington, DE 19890-0001

Dimensional Fund Advisors Inc.	4,257,593	8.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Wells Fargo & Company	2,822,909	5.6%
420 Montgomery Street
San Francisco, CA 94104

The following table sets forth the number of shares of common stock beneficially owned as of the record date by each of the directors, each person nominated to become a director, each of our current executive officers named in the summary compensation table, and all such nominees, directors, and executive officers as a group.

	Common Stock	Percent of
Name	Beneficially Owned	Class
Andrew N. Baur	37,292(1)	*
Gary W. Freels	1,002,357(2)	2.0%
Thomas J. Howatt	594,881(3)	1.2%
Michael M. Knetter	17,292(4)	*
Dennis J. Kuester	27,292(5)	*
San W. Orr, Jr.	1,939,321(6)	3.8%
David B. Smith, Jr.	2,077,525(7)	4.0%
Stuart R. Carlson	141,226(8)	*
Albert K. Davis	111,389(9)	*
Scott P. Doescher	108,487(10)	*
Pete R. Chiericozzi	77,102(11)	*
All directors and executive officers as a group (14 persons)	6,284,401(12)	12.0%

*  Less than 1%

(1) Includes 15,000 option shares and 2,292 shares attributable to restricted stock units which may be acquired within 60 days of February 15, 2007.

(2) Includes 975,065 shares of common stock held by two charitable foundations of which Mr. Freels serves as president and/or a director and 25,000 option shares and 2,292 shares attributable to restricted stock units which may be acquired within 60 days of February 15, 2007.

(3) Includes 558,817 option shares and 9,088 shares attributable to restricted stock units which may be acquired within 60 days of February 15, 2007, and 9,595 shares held under 401(k) plan on December 31, 2006.

(4) Includes 15,000 option shares and 2,292 shares attributable to restricted stock units which may be acquired within 60 days of February 15, 2007.

(5) Includes 25,000 option shares and 2,292 shares attributable to restricted stock units which may be acquired within 60 days of February 15, 2007.  The Marshall & Ilsley Trust Company is trustee of a Company retirement plan and holds our common stock as such trustee and in its various other fiduciary capacities, including the shares held as custodian of the David B. Smith Family Trust described in footnote (7).  Mr. Kuester is the Chairman and a director of Marshall & Ilsley Corporation, the parent corporation of the Trust Company.  Mr. Kuester disclaims any beneficial interest in the shares held of record by the Trust Company.

(6) Includes 1,414,220 shares as to which Mr. Orr exercises shared voting and investment power (and as to which beneficial ownership is disclaimed) and 219,668 option shares and 2,292 shares attributable to restricted stock units which may be acquired within 60 days of February 15, 2007.

(7) Includes 28,000 option shares and 2,292 shares attributable to restricted stock units which may be acquired within 60 days of February 15, 2007.  David B. Smith, Jr. is a co-trustee of the David B. Smith Family Trust which holds 1,894,760 shares of common stock.

(8) Includes 134,800 option shares and 3,243 shares attributable to restricted stock units which may be acquired within 60 days of February 15, 2007.

(9) Includes 106,000 option shares and 2,864 shares attributable to restricted stock units which may be acquired within 60 days of February 15, 2007.

(10) Includes 106,000 shares which may be acquired through the exercise of options within 60 days of February 15, 2007.

(11) Includes 75,000 shares which may be acquired through the exercise of options within 60 days of February 15, 2007.

(12) The shares disclosed incorporate footnotes (1) – (12).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors and officers and persons who own more than 10% of the common stock outstanding (“reporting persons”) to file reports of ownership and changes in ownership with the SEC and the NYSE.  Reporting persons are also required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by them with the SEC.  We review copies of the Section 16(a) forms received by us or rely upon written representations from certain of these reporting persons to determine compliance with the Section 16(a) regulations for purposes of this proxy statement.  Based on our review of these reports and the representations of the reporting persons, we believe that all reports required to be filed by Section 16(a) were filed on a timely basis.

Report of the Audit Committee and Related Matters

Audit Committee Report

During the 2006 fiscal year, the Audit Committee met at various times with senior members of the Company’s financial management team and the Company’s independent auditor to review and discuss the Company’s financial statements (including critical accounting policies, significant accounting issues, and assumptions made in connection with those policies and preparation of the financial statements), financial management issues, and the Company’s system of internal controls.  The Committee also met with the Company’s general legal counsel to review and discuss legal claims and contingencies.

The Audit Committee met with the Company’s senior financial management team and the independent auditor to review the Company’s audited financial statements for the 2006 fiscal year prior to their issuance.  At that meeting, the Committee received assurances from senior financial management that all financial statements had been prepared in accordance with accounting principles generally accepted in the United States.

In addition, the Committee asked the independent auditor to address and respond to questions concerning the audited financial statements, the audit process, and other related matters.  This discussion centered on the following questions posed by the Committee to the independent auditor:

•

Are there any accounting judgments made by management in preparing the financial statements that would have been made differently had the auditor prepared and been responsible for the financial statements?

•

Based on the auditor’s experience and its knowledge of the Company, do the Company’s financial statements fairly present to investors, with clarity and completeness, the Company’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•

Based on the auditor’s experience and its knowledge of the Company, has the Company implemented all internal controls and internal audit procedures that are appropriate for the Company?

In connection with its review of the audited financial statements, the Audit Committee discussed with the independent auditor the independence of the firm under SEC rules for the purpose of expressing an opinion on the Company’s financial statements, and considered whether the provision of nonaudit services is compatible with maintaining the auditor’s independence.  The Committee received from the independent auditor the written disclosure and the letter relating to the independence of the firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The Committee also discussed with the independent auditor the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Management has the primary responsibility for the Company’s financial statements and the overall reporting process.  It is not the duty of the Audit Committee to conduct auditing or accounting reviews or procedures.  The Committee acts only in an oversight capacity and it necessarily relies on the work and assurances provided by management and the independent auditor, and it therefore does not have an independent basis to determine whether management has maintained appropriate accounting and financial reporting principles or policies or appropriate internal controls and procedures.  Accordingly, the Committee’s reviews of the Company’s financial statements and its discussions with the Company’s senior financial management team and the independent auditor do not guarantee that the Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit has been carried out in accordance with auditing standards generally accepted in the United States.

In reliance on the reviews and discussions described in this report and on the report of the independent auditor, the Audit Committee recommended to the Board of Directors that it approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the SEC.

Audit Committee

Gary W. Freels (Chairman)

Andrew N. Baur

Michael M. Knetter

Dennis J. Kuester

Audit Committee Pre-Approval Policies

The Audit Committee is required to pre-approve audit and non-audit services performed by the Company’s independent auditor.  Under its pre-approval policy, a schedule of specific audit, audit-related, and tax services and their related fees received pre-approval in 2006 after review by the Committee of appropriate detailed back-up documentation and receipt of confirmation from management and the independent auditor that each non-audit service included in the schedule may be performed by the independent auditor under applicable

SEC and professional standards.  Any services not included in the pre-approved schedule of services and fees were specifically pre-approved by the Committee.  To ensure prompt handling of unexpected matters, the Committee has delegated to the Chairman, and in his absence, to Mr. Baur, the authority to grant pre-approvals for services other than internal control related services, provided that any such pre-approvals must be presented to the full Committee at its next meeting.

In granting approval for a service, the Audit Committee (or the appropriate designated Committee member) considers the type and scope of service, the fees, whether the service is permitted to be performed by an independent auditor, and whether such service is compatible with maintaining the auditor’s independence.

Independent Auditor and Fees

Deloitte & Touche LLP (“Deloitte”) acted as the Company’s independent registered public accounting firm and audited the books, records, and accounts of the Company for the fiscal year ended December 31, 2006.  Representatives of Deloitte will be present at the annual meeting and will have an opportunity to make a statement or respond to appropriate questions.

The following table presents aggregate professional fees paid or accrued to our independent auditor during the 2006 and 2005 fiscal years and fees attributable to the audit of our financial statements for those years.  All services performed received pre-approval by the Audit Committee in accordance with its pre-approval policy.

	2006	2005

Audit Fees(1)	$ 610,000	$ 595,411
Audit-Related Fees(2)	36,000	43,747
Tax Fees(3)	670,530	260,805
All Other Fees	0	0
	$1,316,530	$ 899,963

(1) Audit fees consisted of audit work performed in the preparation of financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits, review of SEC filings, and the attestation of management’s report on the internal control of financial reporting.

(2) Audit-related fees consisted principally of audits of employee benefit plans and advisory services relating to compliance with requirements of Sarbanes-Oxley Act of 2002.

(3) Tax fees related to tax compliance (tax returns, refunds, and payment planning) were $260,320 in 2006 and $202,925 in 2005.  Tax consultation and planning fees were $410,210 in 2006 and $57,880 in 2005; these fees provided, or are expected to provide, benefits to the Company in excess of the fees paid.

Executive Compensation

Compensation Discussion and Analysis

Overview

This discussion and analysis addresses the material elements of our executive compensation program, including our compensation philosophy and objectives and how our program is administered.  It is intended to complement and enhance an understanding of the compensation information presented in the tables which follow.  As used in this proxy statement, the term “named executive officers” means our CEO and CFO for the 2006 fiscal year as well as the three other executive officers named in the Summary Compensation Table on page 18.  In this discussion and analysis, the term “Committee” means the Compensation Committee of our Board.

Compensation Objectives and Philosophy

Our executive compensation program is intended to:

•

provide base salaries and benefits that are generally at the median level of peer group companies;

•

provide competitive incentive compensation based on performance intended to achieve the Company’s overall goal of increasing shareholder value through increased earnings; and

•

align the long-term interests of our executive officers with the long-term interests of our shareholders.

The compensation program is therefore intended to attract, motivate, and retain executive officers who have the capability to manage the Company’s day-to-day operations and compete in the difficult business environment the paper industry has experienced in recent years, provide strategic guidance to the Board, and implement the Company’s strategic plan to increase shareholder value.

The principal elements of our executive compensation program are base salary, annual cash bonus incentives, annual equity incentives in the form of restricted stock units and stock options, occasional non-performance equity grants, and supplemental retirement and deferred compensation benefits.  We may also award a discretionary bonus to reward exceptional performance not otherwise recognized by our annual incentive plan, although such awards are infrequent.  We provide health and life insurance benefits, 401(k) and cash balance retirement benefits, and other welfare benefits which are available to all of our salaried employees on a non-discriminatory basis.

Our annual cash incentive plan is directly correlated with the earnings performance of the Company and its various operating segments and the individual officer’s attainment of individual performance objectives.  Our equity incentive plan is also directly correlated with the financial performance of the Company and its operating segments.  The proportion of annual cash to equity incentive compensation varies slightly among named executive officers, but approximately two-thirds of the potential value of annual incentive compensation is payable in cash and the remaining one-third is represented by equity awards, based on their grant date fair value.  The objectives and factors considered with respect to the form and amount of each individual element of our compensation program are more fully described below.

Compensation Process

The Committee has overall responsibility for approving and evaluating director and officer compensation plans, policies, and programs, and granting equity-based incentives.  The Committee may delegate its authority to a subcommittee of its members, but has not chosen to do so.

The Committee met in December 2005 to review compensation matters and establish base salaries and incentive compensation targets and make awards relating to the Company’s 2006 fiscal year.  In December 2006, the Committee reviewed executive officer performance and established fiscal 2007 base salaries and cash incentive compensation targets and awards.  In January 2007, the Committee approved the 2007 equity incentive plan.

In determining total compensation levels, the Committee considers data compiled from information filed with the SEC by peer groups consisting of companies in the paper and paper products industries and manufacturing companies from other industries in the state of Wisconsin.  This data is reviewed by an independent public accounting firm other than our auditors which issues an attestation report that the data presents, in all material respects, the published executive compensation amounts for each peer group.  The Committee did not retain any compensation consultant to assist it in the review or determination of executive compensation in 2006.

The peer group data is intended to give the Committee compensation data from companies in the paper industry and SEC reporting companies headquartered in Wisconsin that are generally comparable in size to the Company.  The paper industry peer group includes ten SEC reporting paper industry companies whose revenues were between $.6 billion and $2.4 billion for the 2005 fiscal year.  Compensation comparisons were made for the CEO, CFO, and senior operating vice presidents of the Company, but no meaningful comparative data was available for the Company’s Executive Vice President, Administration.  The data for the Wisconsin manufacturing company peer group is compiled from compensation information filed with the SEC by seven companies headquartered in Wisconsin with revenues between $1.4 billion and $3.0 billion in 2005.  In reviewing the peer group data and making compensation decisions, the Committee gave primary weight to the paper industry peer group data.  The Company’s revenue in 2005, the base year of the peer group data, was $1.1 billion.

The companies included in the peer groups are:

Paper Industry Peer Group	Wisconsin Manufacturer Peer Group

Greif, Inc.	Oshkosh Truck Corporation
Rock-Tenn Company	Briggs & Stratton Corporation
Rayonier Timberlands LP	The Manitowoc Company, Inc.
Wausau Paper Corp.	A. O. Smith Corporation
Chesapeake Corporation	Modine Manufacturing Company
Caraustar Industries, Inc.	Banta Corporation
Buckeye Technologies, Inc.	Regal-Beloit Corporation
Schweitzer-Mauduit International, Inc.
Neenah Paper, Inc.
P. H. Glatfelter Company

Elements of Our Executive Compensation Program

Base Salary and Benefits.  Our base salary and benefit program for executive officers is intended to provide basic economic security at a level that is generally at the median level for executive officers indicated in the peer group data.  Annual increases in the base salary of each of the Company’s executive officers are determined in accordance with this overall policy, individual job performance, and, where appropriate, the economic conditions in which the Company is operating.  Individual job performance is the single most important factor in the Committee’s determination of increases in base salary.  In accordance with the Committee’s charter, the Committee primarily relies upon the annual assessment by the CEO with respect to the job performance of the CEO’s subordinate executive officers and its own review of the CEO’s performance.  In setting base salaries for 2006, the Committee determined that business conditions facing the Company should take precedence over factors customarily used in setting base salaries and, upon recommendation from the CEO, did not increase base salaries for 2006.

We provide employee benefits to executive officers and all other salaried employees that are consistent with benefits provided in the paper industry, including 401(k) and cash balance retirement plan benefits, health insurance, dental insurance, life and disability insurance, and other welfare benefits.  Executive officers participate in these plans on the same basis as other employees.

Cash Incentive Plan.  The Committee annually establishes Company and individual performance targets under the Company’s Incentive Compensation Plan for Executive Officers.  The plan is intended to reward performance that promotes the attainment by the Company of its strategic objectives of increasing shareholder value through increased earnings.  In addition to our named executive officers, other key management employees of the Company and its operating segments participate in the plan at various levels based on their positions and responsibilities within the Company.  Under the plan, named executive officers and other participants are entitled to receive incentive compensation based upon:

(1)

the level of achievement by the Company of goals for earnings per share as derived from targeted return on capital employed;

(2)

for executive officers with direct segment operating responsibility, achievement of targeted segment operating profit targets; and

(3)

the level of achievement of specified individual performance objectives.

Incentive compensation attributable to the attainment of earnings per share in 2006 was earned within a range of return on capital employed, with the maximum incentive being attained at a return of 11%.  Operating profit ranges established for each of our business segments were determined by the plan’s range of return on capital employed.  Due to differences in market conditions, product mix, and economic conditions for each of our segments, operating profit ranges varied significantly among the segments.

Virtually all of the total potential incentive compensation attributable to 2006 individual performance objectives was attainable only by achieving quantifiable bottom-line oriented targets that drive the long-term success of the Company, with the remainder relating to other specific operational or strategic goals.  Some of our named executive officers had individual performance objectives that were identical or similar in type, but each had individualized target performance and award levels which varied with the officer’s position with the Company and particular job responsibilities.  Individual performance objectives in 2006 included achievement of targeted (a) percentage of revenue from products introduced in the previous three years; (b) increase in operating efficiencies; (c) internal rate of return on approved capital spending; (d) improvements for volume growth and mix; (e) levels of working capital efficiencies; (f) volume and valuation relating to sales of timberlands; (g) objectives for cost reduction or containment; and (h) various objectives for organizational development, business resources, and customer service.

The maximum amount that could have been earned by our named executive officers in 2006 under the Incentive Compensation Plan for Executive Officers is presented in the following table.

	Percentage of Base Salary
	Earnings	Segment	Individual	Total
	Per Share	Operating Profit	Objectives	Maximum

Mr. Howatt	120%	–	30%	150%
Mr. Doescher	95%	–	30%	125%
Mr. Carlson	95%	–	30%	125%
Mr. Davis	35%	60%	30%	125%
Mr. Chiericozzi	35%	60%	30%	125%

Additional information on the cash incentives earned in 2006 under the cash incentive plan is included in the Summary Compensation Table, page 18.

2006 Equity Incentive Compensation.  Equity compensation is intended to align the long-term interests of named executive officers and shareholders.  Although equity awards have an inherent element of long-term incentive compensation, awards have been tied in recent years to a one-year performance horizon to make the awards meaningful in light of the recent volatility and unpredictability of the Company’s earnings under the business conditions in which the paper industry has operated.  In this environment, annual incentive plans have been considered by the Committee to be the most effective approach to equity-based incentive compensation.  In connection with its determination of the size of equity incentive awards, the Committee reviews the grant practices of peer group companies.  Outstanding equity awards to named executive officers, including 2006 performance-based awards, represented approximately 3.8% of our outstanding shares.  The average of the paper industry peer group companies (excluding the Company) was approximately 7% at that time.

Equity awards attributable to the 2006 fiscal year consisted of a combination of restricted stock units at Tier I and options at Tiers II and III with vesting at each tier dependent upon the Company’s satisfaction of targeted levels of return on capital employed.  No equity awards vested under the plan unless threshold performance levels of return on capital employed were attained.  Awards for 2006 vested only at the Tier I level.

Restricted stock units are intended to provide a direct and immediate long-term interest that will increase in value over time, while options retain a greater element of uncertainty due to market value fluctuations.  Each form is viewed by the Committee as an important element to align the interests of management and shareholders.

Other Equity Awards.  The Committee has a policy of awarding stock options at the time a named executive officer is first appointed.  These awards in recent years have been subject to incremental vesting over a named executive officer’s initial three years of service.  From time to time the Committee may also grant restricted stock or stock options that are not tied to a named executive officer’s initial appointment or subject to vesting conditions based upon the financial performance of the Company.  Discretionary awards have been made infrequently and no such discretionary awards were made during the 2006 fiscal year to named executive officers.  The Committee has not established formal criteria with respect to the size or frequency of grants that are not part of an incentive plan, but may consider a variety of factors, including its subjective determination of the performance and contributions of the officer, the effect of the then prevailing industry environment on the Company’s financial performance, and its goal of aligning the long-term interests of officers and shareholders.

Timing of Equity Awards.  Prior to 2007, equity incentive compensation awards were made at the Committee’s December meeting in conjunction with the Board’s review and approval of the Company’s business plan for the next fiscal year.  Beginning in 2007, the Committee approved awards promptly following the close of the fiscal year so that compensation expense in connection with any awards is recognized in the year to which the performance goals relate.  The timing of other equity awards is tied to the occurrence of specific hiring or promotion events.  In each case, awards are made on the date of appointment or at the next subsequent scheduled Committee meeting.  The Company does not engage in any plan or practice to coordinate the timing of equity awards with the release of material non-public information.

Determination of Exercise Prices.  The exercise price of stock option awards and the price used to determine the value of stock appreciation rights and dividend equivalents has historically been the mean between the highest bid and lowest ask prices for the Company’s stock on the date of the award.  This practice was originally adopted when there was a limited trading volume of the Company’s stock on the over-the-counter market.  Under this practice, the exercise price of options awarded to our current executive officers since 1997 has been less than the closing price on five occasions and has exceeded the closing price ten times.  Although the differences between closing and exercise prices on these awards was not material, and actually resulted in most exercise prices exceeding closing prices, awards made after October 2006 will be made at the closing price in order to conform to the SEC’s standard compensation disclosure methodology.

Informal Equity Accumulation Policy.  The Committee has not adopted any formal minimum stock ownership criteria for executive officers.  However, for many years the CEO of the Company has shared an expectation with executive officers that equity awards are to be viewed as a long-term equity accumulation plan.  In the past five years, for example, no stock attributable to equity awards has been disposed of by our executive officers except in connection with the payment of income tax liabilities attributable to such awards or in anticipation of retirement.

Supplemental Retirement Plan.  Named executive officers participate in the Supplemental Early Retirement Plan (“SERP”).  The plan is intended to provide retirement benefits on compensation in excess of the Internal Revenue Code’s limitation on compensation that may be taken into account under tax-qualified retirement plans.  The SERP is therefore intended to place the named executive officers on the same footing as other salaried employees with respect to the proportion of retirement income to be paid in relationship to compensation.  Benefits under the SERP create a long-term continuity of interest with the Company as a result of the vesting schedule, and its unfunded nature offers significant personal incentive with respect to maintaining the soundness of the Company’s financial condition.  The Committee believes the SERP provides benefits comparable to those provided to other paper industry executives included in the peer group.  See the Pension Benefits table and accompanying footnotes on page 22 for detailed information about SERP benefits.

Deferred Compensation Plan.  Executive officers are eligible to participate in a deferred compensation plan under which they may elect to defer up to 50% of base salary and 100% of incentive compensation.  The accounts of participants are credited with interest at the prime rate, which is comparable to the Company’s historic cost of capital.  The plan is unfunded and participation in the plan is encouraged as a means of further aligning the interests of participants with the long-term interests of shareholders in maintaining the financial strength and well being of the Company.  Specific information on amounts deferred and interest credited to participants under the deferred compensation program can be found in the Nonqualified Deferred Compensation table on page 23.

Perquisites.  The Company provides a modest level of perquisites to named executive officers.  Each named executive officer may receive a country club membership and an allowance for professional fees.  While named executive officers may use the Company plane for personal travel when it is not in use on Company business, such instances are limited.  In 2006, no named executive officer received perquisites having a value in excess of $10,000.  The Committee does not consider perquisites to be a material element of the Company’s compensation program for executive officers.

Termination and Change in Control Arrangements.  The Company does not maintain any employment or change in control agreements for its executive officers.  The Committee anticipates that if circumstances arise in which such arrangements may be appropriate to retain executive officers, it will give due consideration to implementing appropriate arrangements.

Upon a change in control of the Company, all equity awards under the 2000 Stock Incentive Plan will become fully vested and the Committee will have the discretion to cancel outstanding options and make a lump sum cash payment to optionees.  See “Termination and Change in Control Arrangements,” page 24.  The Committee does not consider change in control or severance arrangements to be a material element of the Company’s compensation program for executive officers.

Tax Considerations.  The Committee is aware that, except for certain plans approved by shareholders, Section 162(m) of the Internal Revenue Code of 1986, as amended, limits deductions to $1 million for compensation paid to the CEO and each of the four most highly paid executive officers named in the summary compensation table who are officers on the last day of the year.  The Committee reviews this limit and its application to the compensation paid to its executive officers as part of its compensation policy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained under that heading in this proxy statement.  On the basis of its reviews and discussions, the Committee has recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006, and this proxy statement.

Compensation Committee

David B. Smith, Jr. (Chairman)

Andrew N. Baur

Gary W. Freels

Summary Compensation Table for 2006

The following table sets forth the compensation awarded to, earned by, or paid by us and our subsidiaries during the year ended December 31, 2006, to our principal executive officer, principal financial officer, and the three most highly compensated other executive officers as of December 31, 2006, whose total compensation exceeded $100,000.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Thomas J. Howatt,	2006	$702,917	$0	$98,999	$0	$604,368	$744,118	$48,574(7)	$2,198,976
President and CEO

Scott P. Doescher,	2006	$271,250	$0	$28,349	$0	$184,572	$ 93,914	$ 7,202(8)	$ 585,287
Senior Vice President,
Finance,
Secretary and Treasurer

Stuart R. Carlson,	2006	$335,083	$0	$40,083	$0	$250,458	$302,846	$ 7,364(8)	$ 935,834
Executive Vice President,
Administration

Albert K. Davis,	2006	$296,250	$60,000	$35,399	$0	$154,183	$314,383	$ 5,610(8)	$ 865,825
Executive Vice President,
Specialty Products

Pete R. Chiericozzi,	2006	$259,875	$0	$27,199	$25,033(9)	$245,802	$ 97,739	$ 9,222(8)	$ 639,837
Senior Vice President,
Towel & Tissue

(1) Base salary paid to officers in 2006.

(2) Discretionary cash bonus not related to our incentive compensation plans.  Award to Mr. Davis was made in recognition of his 2006 service as Acting Senior Vice President, Printing & Writing, in addition to his service at Specialty Products.

(3) Restricted stock units that represent potential future income, the amount of which may be materially different when paid.  The amounts indicated represent the compensation expense recognized in 2006 pursuant to FAS 123R.  The value of stock awards for financial statement reporting purposes is the closing price of the underlying stock on the grant date.  Includes compensation expense recognized with respect to 1,292 restricted stock units awarded to Mr. Howatt under the Director Compensation Policy with a grant date value of $15,000 or $11.61 per share.  All other stock awards represent a grant date value of $12.36 per share.  Additional information concerning the recognition of compensation expense with respect to these stock awards, and the assumptions used in the calculation of compensation expense attributable to the grant of the options included in the table, is set forth in Note 8 to the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Form 10-K for the years ended December 31, 2006 (stock awards) and 2003 (stock options).

(4) Cash incentive compensation earned by officers based on the Company’s 2006 financial performance.

(5) The amounts indicated represent the change in the actuarial present value in 2006 of each officer’s accrued retirement benefit:

	Change in Pension Value
	Retirement Plan	Supplemental Retirement Plan
Mr. Howatt	$ 56,761	$677,480
Mr. Doescher	$ 20,706	$ 73,207
Mr. Carlson	$ 33,038	$269,808
Mr. Davis	$ 68,814	$245,569
Mr. Chiericozzi	$ 14,179	$ 83,560

Also includes an increase in actuarial present value of $9,877 with respect to Mr. Howatt under the director retirement plan.

(6) No amounts are indicated for perquisites and personal benefits as the value provided did not exceed $10,000 for any named officer.

(7) Director’s fees of $36,000, 401(k) contributions of $5,610, and credits of $6,964 payable under the Company’s flexible benefit plan.  Mr. Howatt’s fees were deferred under the Deferred Compensation Plan for Directors described under the caption “Director Compensation.”

(8) Contributions of $5,610 under 401(k) plan and, with respect to Mr. Doescher, Mr. Carlson, and Mr. Chiericozzi credits payable under the Company’s flexible benefit plan of $1,592, $1,754, and $3,612, respectively.

(9) Compensation expense recognized in 2006 pursuant to FAS 123R with respect to option grants which vested in 2006.  Assumptions used in the calculation of compensation expense are set forth in Note 8 of the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Form 10-K for the year ended December 31, 2003.

Grants of Plan-Based Awards for 2006

The following table indicates potential cash incentive compensation under our incentive plans and equity awards granted in 2006.  Actual cash incentive compensation earned is included in the Summary Compensation Table on page 18.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas J. Howatt		$200,200	–	$1,155,000	–	–	–
	1/3/06							1292	–	–	$15,000
Scott P. Doescher	–	$ 78,000	–	$ 375,000	–	–	–	–	–	–

Stuart R. Carlson	–	$ 93,600	–	$ 450,000	–	–	–	–	–	–

Albert K. Davis	–	$ 84,500	–	$ 406,250	–	–	–	–	–	–

Pete R. Chiericozzi	–	$ 72,800	–	$ 350,000	–	–	–	–	–	–

(1) Amounts represent 2007 incentive compensation which may be earned if 2007 financial and/or individual performance requirements under the Incentive Compensation Plan for Executive Officers are attained.  The plan does not set a specific target level, but instead establishes potential payments based on a combination of individual performance objectives, a range of return on capital employed, and, in the case of certain officers, ranges of segment operating profits.  Amounts indicated as “threshold” reflect historic average payouts of 26% of base salary for achievement of individual performance objectives with no payment based on Company or segment performance.

(2) Amounts indicated represent the compensation expense (grant date fair value) recognized in 2006 pursuant to FAS 123R.  Stock awards are restricted stock units whose value for financial statement reporting purposes is the closing price of the underlying stock on the grant date, $11.61 per share.  Additional information concerning the recognition of compensation expense with respect to these stock awards is set forth in Note 8 to the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Form 10-K for the year ended December 31, 2006.

Cash Incentive Compensation.  Cash incentive compensation awards are made under the Incentive Compensation Plan for Executive Officers.  Incentive compensation based on Company performance takes into account earnings per share and segment operating profits based upon the position and job responsibilities of the individual named executive officer.  Incentive compensation attributable to the attainment of earnings per share can be earned within a range of return on capital employed, with the maximum incentive being attained at a return of 11%.  Operating profit ranges established for each of our business segments are determined by the plan’s range of return on capital employed.  Due to differences in market conditions, product mix, and economic conditions for each of our segments, operating profit ranges vary significantly among the segments.  We expect that the earned incentive compensation attributable to segment operating profits will not attain the maximum incentive amount in 2007.  See table of potential incentive compensation under the plan as a percentage of base salary on page 15.

2000 Stock Incentive Plan.  All awards of restricted stock units and stock options are made under the terms of the 2000 Stock Incentive Plan, including all awards made to the Company’s annual performance-based equity plans and all other individual grants.  Equity awards under the plan are granted subject to such performance-based or service conditions as the Committee determines to be appropriate under the circumstances.

Restricted stock units may be settled in cash in the discretion of the Committee.  Under current policy, performance-based restricted stock units may, at the election of the grantee, be settled in cash to the extent of the grantee’s tax withholding liability.

Options may be awarded for a maximum term of 20 years at an exercise price not less than the closing price of our stock on the date of grant.  Options must be exercised within 90 days of the termination of employment for reasons other than retirement, death, or disability, in which cases, extended exercise periods of up to one year (in case of death) or two years (in case of retirement) apply.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Thomas J.	50,000	–	–	$12.36	12/16/25	–	–	–	–
Howatt	10,000	–	–	$13.69	04/21/25
	50,000	–	–	$17.40	12/17/24
	6,000	–	–	$10.71	12/13/21
	15,000	–	–	$ 8.97	08/07/20
	350,000	–	–	$ 8.97	08/07/20
	86,205	–	–	$15.88	01/23/19
	5,000(1)	–	–	$17.69	10/16/16
	6,250(2)	–	–	$18.51	10/18/15
	18,750(3)	–	–	$18.51	09/01/15
	9,168	–	–	$17.12	04/01/13
	2,444(4)	–	–	$13.13	02/19/12
Scott P.	–	–	–	–	–	2,687(5)	$40,278	–	–
Doescher	25,000	–	–	$12.36	12/16/25
	6,000	–	–	$10.71	12/13/21
	95,000	–	–	$13.00	05/01/21
	5,000	–	–	$17.16	12/17/18

Outstanding Equity Awards at Fiscal Year-End 2006 (continued)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Stuart R.	25,000	–	–	$12.36	12/16/25	–	–	–	–
Carlson	6,000	–	–	$10.71	12/13/21
	25,000	–	–	$ 9.31	10/10/20
	29,600	–	–	$15.88	01/23/19
	28,000	–	–	$ 8.75	10/19/15
	15,400	–	–	$12.99	10/21/13
	15,400	–	–	$11.36	10/21/13
	15,400	–	–	$ 9.75	10/21/13
Albert K.	25,000	–	–	$12.36	12/16/25	–	–	–	–
Davis	6,000	–	–	$10.71	12/13/21
	71,513	–	–	$ 9.31	10/10/20
	2,000(6)	–	–	$17.69	10/16/16
	3,125(7)	–	–	$18.51	10/18/15
	6,250(8)	–	–	$18.51	09/01/15
	2,444(9)	–	–	$13.13	02/19/12
	14,668	–	–	$12.68	08/19/11
Pete R.	–	–	–	–	–	2,578(5)	$38,644	–	–
Chiericozzi	25,000	–	–	$12.36	12/16/25
	75,000	–	–	$12.98	09/15/23

(1) Does not include dividend equivalents with respect to 1,392 shares which are payable only in cash upon exercise and with a value of $20,874 at 12/31/06.

(2) Does not include dividend equivalents with respect to 1,823 shares which are payable only in cash upon exercise and with a value of $27,340 at 12/31/06.

(3) Does not include dividend equivalents with respect to 5,534 shares which are payable only in cash upon exercise and with a value of $82,964 at 12/31/06.

(4) Does not include dividend equivalents with respect to 826 shares which are payable only in cash upon exercise and with a value of $12,389 at 12/31/06.

(5) Performance conditions relating to the Company’s financial performance in 2006 were met.  Vesting remains subject to the officers’ continued employment as an executive officer (except in cases of retirement, death, or disability) through December 31, 2007.  Amounts indicated include shares attributable to dividend equivalents earned on the award.

(6) Does not include dividend equivalents with respect to 557 shares which are payable only in cash upon exercise and with a value of $8,349 at 12/31/06.

(7) Does not include dividend equivalents with respect to 911 shares which are payable only in cash upon exercise and with a value of $13,669 at 12/31/06.

(8) Does not include dividend equivalents with respect to 1,844 shares which are payable only in cash upon exercise and with a value of $27,652 at 12/31/06.

(9) Does not include dividend equivalents with respect to 826 shares which are payable only in cash upon exercise and with a value of $12,389 at 12/31/06.

Mr. Howatt holds stock appreciation rights with respect to 22,183 shares with an exercise price of $4.46 per share that expires on August 15, 2008, and 9,165 hypothetical shares attributable to dividend equivalents with respect to these shares or rights.  Mr. Carlson holds stock appreciation rights with respect to 46,200 shares with an exercise price of $9.42 per share that expires on June 20, 2011, and 17,134 hypothetical shares attributable to dividend equivalents with respect to these stock appreciation rights.  All stock appreciation rights and dividend equivalents are payable only in cash.

Option Exercises and Stock Vested in 2006

The following table indicates restricted stock units which vested and options exercised by our named executive officers in 2006.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Thomas J. Howatt	0	$0	6,968(1)	$104,450
Scott P. Doescher	0	$0	1,962(2)	$ 29,410
Stuart R. Carlson	0	$0	3,325(1)	$ 49,842
Albert K. Davis	0	$0	2,936(1)	$ 44,011
Pete R. Chiericozzi	0	$0	1,881(2)	$ 28,196

(1) Represents vesting of restricted stock units upon satisfaction of financial performance conditions for the 2006 fiscal year and satisfaction of service requirements by officers in 2006 due to attainment of vested retirement age.

(2) Represents vesting of restricted stock units upon satisfaction of financial performance conditions for the 2005 fiscal year and satisfaction of service requirements by officers in 2006.

Pension Benefits for 2006

The following table presents information concerning actuarially determined retirement benefits of our named executive officers as of the pension plan grant date used for our 2006 financial statement reporting.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name(1)	(#)	($)(1)	($)
Thomas J. Howatt	Retirement Plan	26	$ 710,999	$0
	Supplemental Retirement Plan	14(2)	$3,558,501	$0

Scott P. Doescher	Retirement Plan	21	$ 291,401	$0
	Supplemental Retirement Plan	5(2)	$ 566,499	$0

Stuart R. Carlson	Retirement Plan	15	$ 287,994	$0
	Supplemental Retirement Plan	15(2)	$2,084,454	$0

Albert K. Davis	Retirement Plan	26	$ 733,061	$0
	Supplemental Retirement Plan	6(2)	$1,219,171	$0

Pete R. Chiericozzi	Retirement Plan	3	$ 38,654	$0
	Supplemental Retirement Plan	3(2)	$1,004,255	$0

(1) See Note 6 to the Notes to Consolidated Financial Statements included in Item 8 of the Company’s Form 10-K for the year ended December 31, 2006, for a discussion of the valuation method and material assumptions applied in quantifying the present value of the current accumulated benefit.

(2) Includes service only as an executive officer.

Retirement Plan.  Our tax-qualified retirement plan covers all salaried employees and bases a participant’s pension on the value of a hypothetical account balance in the plan.  A participant will receive an annual credit to his account equal to 4.25% of salary and incentive compensation up to the Social Security taxable wage base and 8.5% of the salary and incentive compensation in excess of the taxable wage base up to the IRS taxable wage base limitation ($220,000 in 2006), plus an interest credit on all prior accruals equal to the

30-year U.S. Treasury rate.  The Board may also make discretionary interest credits based upon the performance of plan assets.  Benefits may be paid in lump sum or other actuarial equivalent form by converting the hypothetical account balance credits into small life annuity form payable at normal retirement age (65).  Participants become eligible for early retirement upon completion of at least ten years of service and attainment of age 55.  Benefits paid prior to normal retirement age are reduced to the actuarial equivalent of the normal retirement benefit.

Supplemental Early Retirement Plan.  Executive officers also participate in a nonqualified supplemental retirement plan under which benefits are determined by compensation without regard to limitations contained in the cash balance plan.  For most executive officers, the supplemental plan will provide an executive officer with a retirement benefit equal to 50% of his average salary and bonus upon retirement at age 62 with early retirement benefits payable at age 55.  No benefits vest unless the participant is employed as an executive officer at age 55 and has completed ten years of service as an executive officer.  With the approval of the Committee, the CEO has exercised his discretion to authorize participation in the plan by newly hired executive officers who will not satisfy the plan’s vesting requirements at normal retirement age.  In such cases, the plan will provide a prorated benefit based upon actual service less than ten years.  Mr. Chiericozzi, who first became an executive officer at age 60, participates under discretionary agreement that provides for normal retirement benefit equal to 25% of his average salary and bonus upon retirement after completion of five years of services as an executive officer.  The supplemental plan provides for an offset of benefits payable under the cash balance plan.  Accrued benefits under the supplemental plan will be paid in a lump sum in the event of a change in control of the Company, as defined in the supplemental plan.

Nonqualified Deferred Compensation for 2006

Except as noted for Mr. Howatt, the following table presents information concerning deferred compensation benefits of our named executive officers under the executive officer deferred compensation plan.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Aggregate Balance
	Last FY	Last FY	FY	Distributions	in Last FYE
Name	($)(1)	($)	($)	($)	($)(2)

Thomas J. Howatt	$462,257(3)	$0	$182,981(3)	$0	$2,091,402

Scott P. Doescher	$ 59,415	$0	$ 21,967	$0	$ 319,431

Stuart R. Carlson	$204,307	$0	$ 54,730	$0	$ 815,995

Albert K. Davis	$0	$0	$ 30,209	$0	$ 399,992

Pete R. Chiericozzi	$ 88,835	$0	$ 9,004	$0	$ 151,475

(1) All amounts are included in the Summary Compensation table as compensation reported for current fiscal year.

(2) Except with respect to Mr. Howatt, represents year-end balances under Executive Officer Deferred Compensation Plans.  Mr. Howatt’s balance includes 18,210 common stock equivalents with a value of $272,965 under Directors’ Deferred Compensation Plan.

(3) Includes contributions of $36,000 under Directors’ Deferred Compensation Plan.  Mr. Howatt’s account is invested solely in common stock equivalent units.  Aggregate earnings of $58,199 with respect to the directors’ plan are computed based on year-end value of dividend equivalents paid on Mr. Howatt’s accumulated balance and the increase in value of common stock equivalents attributable to Mr. Howatt’s contribution.

Executive Officer Deferred Compensation Plans.  Our 2005 Executive Deferred Compensation Plan permits an executive officer of the Company to elect to defer up to 50% of his base salary and 100% of his incentive compensation.  A similar plan was maintained through 2004 and aggregate balance information includes both plans.  The amounts deferred are credited with interest at the prime rate, adjusted annually, from the date of deferral.  A participant’s accrued balance is distributed on a date elected by the participant subject to certain limitations provided for in the plan.  Distribution will be made pursuant to an installment method of up to 120 months, or in a lump sum, as elected by the Participant.  The plan is unfunded.

Termination and Change in Control Arrangements

No executive officers of the Company are covered by employment or change in control agreements that provide for payments of benefits not available to all other salaried employees of the Company, although certain of the Company’s equity or retirement plans provide for the full vesting and cash out or acceleration of benefits otherwise due under the plans.

Under the term of the SERP, upon a termination of employment following a change in control of the Company, the executive officers will receive the lump sum present value of the executive’s accrued normal retirement benefit.  In addition, under the directors’ and executive officers’ deferred compensation plans, upon a termination of employment within one year of a change in control, the entire balance of the officer’s account will be distributed in a lump sum.

All equity awards vest upon retirement or a change in control of the Company and the value of all restricted stock units, stock appreciation rights, and dividend equivalents would be distributed.  The Compensation Committee has the discretion to cancel stock option awards outstanding under the plan in the event of a change in control and to pay the holders of such cancelled options a lump sum cash payment equal to the excess of (a) the greater of (1) highest price in any tender or exchange offer for the Company’s stock resulting in the change in control, or (2) the highest fair market value of the Company’s stock on any day in the 60-day period ending on the effective date of the change in control over (b) the exercise price of the options.  Stock appreciation rights and dividend equivalents may also be exercisable at the election of the holder according to the same formula described in the preceding sentence.

For purposes of these plans, a “change in control” of the Company means:

•

the acquisition of 20% or more of the Company’s common stock by a person or group (excluding stock acquired from the Company or acquired by an employee benefit plan sponsored by the Company);

•

a change in the composition of the Board so that the incumbent directors on the effective date of the plan (or the successive directors approved by them) no longer constitute a majority of the directors;

•

shareholder approval of a merger in which (1) the Company’s shareholders will beneficially own less than 60% of the shares of the new combined entity in substantially the same proportion as shares of the Company were beneficially owned immediately prior to the merger, (2) any person will own at least 25% of the stock of the combined entity, and (3) less than a majority of the members of the board of directors of the new entity were members of the Board at the time the agreement was signed or approved by the Board; and

•

shareholder approval of a liquidation or dissolution of the Company.

Exceptions permit certain descendants or family members of Aytchmonde P. Woodson or David B. Smith to acquire up to 35% of the stock of the Company before a change in control would be triggered by these provisions.

Amounts that would have been payable to named executive officers under the SERP and the deferred compensation plans had a termination of employment (including one related to change in control) occurred on December 31, 2006, are indicated, respectively, in the “present value of accumulated benefit” column in the Pension Benefits table on page 22 and in the “aggregate balance in last fiscal year” column in the Nonqualified Deferred Compensation table on page 23.  All stock option, stock appreciation rights, and dividend equivalents held by our named executive officers on December 31, 2006, were vested.  The following table indicates the value of all restricted stock units that would have vested upon the retirement, death, or disability of our named executive officers on December 31, 2006, and additional amounts that would have been paid to our named executive officers with respect to stock options, restricted stock units, stock appreciation rights, and dividend equivalents, assuming the Committee elected to cancel all outstanding stock options, upon a change in control and termination of employment of the officers that was effective as of December 31, 2006.

	Potential Payments
	Retirement, Death, or Disability	Termination Following Change in Control
Name	Restricted Stock(1)			SARs and
		Options(2)	Restricted Stock(2)	Dividend Equivalents(2)

Thomas J. Howatt	$0	$212,388	$0	$20,054
Scott P. Doescher	$40,278	$ 61,740	$40,278	–
Stuart R. Carlson	$0	$ 63,798	$0	$31,034
Albert K. Davis	$0	$ 58,616	$0	$ 2,029
Pete R. Chiericozzi	$38,644	$ 49,000	$38,644	–

(1) Based on closing price of Company stock on December 31, 2006 ($14.99).

(2) Represents additional amount named executive officers would be entitled to receive over the exercise value of vested awards at December 31, 2006, under the change in control provisions applicable to such awards.  Change in control benefit represents additional value attributable to deemed exercise at highest Company stock price in the 60-day period preceding December 31, 2006 ($15.48) compared to price at which executive could have exercised vested award at December 31, 2006, in absence of a change in control ($14.99).

Other Matters

Costs of Solicitation

In addition to solicitation by mail, our officers, directors, and regular employees may solicit proxies in person or by telephone, facsimile, electronic mail, or other forms of communication.  Expenses in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries, and other nominees in forwarding proxy material to beneficial owners of our common stock, will be borne by us.

Proxy Statement and Other Shareholder Proposals

Any shareholder who intends to present a proposal at the annual meeting to be held in 2008 must deliver the written proposal to the Secretary of the Company at our office in Mosinee, Wisconsin:

•

not later than November 18, 2007, if the proposal is submitted for inclusion in our proxy materials for the 2007 meeting pursuant to Rule 14a-8 under the Exchange Act; or

•

on or after January 19, 2008, and on or before February 18, 2008, if the proposal is submitted pursuant to our bylaws, in which case we are not required to include the proposal in our proxy materials.

Shareholders may present a proposal at the 2008 annual meeting for consideration only if proper notice of the proposal has been given in accordance with one of these requirements.  Nominations for director made from the floor at the annual meeting of shareholders to be held in 2008 require advance notice in accordance with the bylaws.

Householding of Annual Meeting Materials

In accordance with notices sent to shareholders who share the same address, we are sending only one annual report and proxy statement to that address unless we receive contrary instructions from any shareholder at that address.  This practice, which is called “householding,” is designed to reduce our printing and postage costs and the volume of duplicate information you receive.  We expect that most banks, brokers, and other nominee record holders will also “household” proxy statements and annual reports for shareholders whose accounts are held in street name.  Each shareholder will continue to receive a separate proxy card.  We will promptly deliver a separate copy of our proxy statement or annual report to any shareholder upon written or oral request to the Secretary, Wausau Paper, 100 Paper Place, Mosinee, WI 54455-9099, telephone:  (715) 693-4470.

Shareholders holding stock in their own name who wish to either request or discontinue householding may contact the Secretary of the Company at the address or telephone number listed in the preceding paragraph.  Shareholders whose shares are held in street name and who wish to request or discontinue householding, should contact their bank, broker, or other nominee record holder.

By order of the Board of Directors

Scott P. Doescher

Secretary

Please sign, date, and return your proxy promptly

Appendix A

WAUSAU PAPER CORP.

CATEGORICAL STANDARDS FOR DETERMINATION OF DIRECTOR INDEPENDENCE

As amended February 16, 2004

These categorical standards are adopted for the purpose of assisting the Board of Directors of Wausau Paper Corp. (the “Company”) in making a determination of the independence of each director so as to satisfy the requirements of the New York Stock Exchange, Inc. (“NYSE”) with respect to independent directors.  These standards apply only to directors who are not officers or employees of the Company and its subsidiaries.

1.

Definition of “Affiliated Company” and “Family Member.”  For purposes of these standards, an “Affiliated Company” means a corporation, partnership, trust, limited liability company, and any other entity with which a director of the Company or any Family Member is affiliated by reason of being a director, officer, partner, trustee, manager, other official acting in the capacity of the entity’s chief executive officer, or the beneficial owner of 5% or more of the equity interest thereof.

For purposes of these standards, a “Family Member” means a director’s spouse, parents, children, and siblings, whether by blood, marriage (i.e., “in-law” relationships), or adoption, or anyone (other than domestic employees) residing in the director’s home.

2.

Determination of Material Interest – Affiliated Companies.  A business relationship between the Company and an Affiliated Company shall not be considered as creating a material relationship between the Company and the director, and such director shall not fail to be deemed “independent” for purposes of Section 303A of the NYSE Listed Company Manual solely as a result of such relationship, if each of the following standards has been met:

(a)

Purchase or Sale of Goods and Non-Financial Services.  In connection with the purchase or sale of goods or the provision of services by an Affiliated Company which is not a bank holding company or depositary institution, (i) the relationship between the Company and the Affiliated Company was in the ordinary course of business of the Company and of the Affiliated Company, (ii) all business between the Company and the Affiliated Company was conducted on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated unaffiliated persons, (iii) the Affiliated Company did not make payments to the Company or its subsidiaries for such goods or services in excess of 2% of the Company’s gross revenues for the last full fiscal year nor does the Company reasonably believe such payments will exceed 2% of its gross revenues during its current fiscal year, and (iv) the Company did not make payments to the Affiliated Company or its subsidiaries for goods or services in excess of 2% of the Affiliated Company’s gross revenues for the last full fiscal year nor does the Affiliated Company reasonably believe such payments will exceed 2% of its gross revenues during its current fiscal year;

(b)

Extension of Credit by Affiliated Company.  Any extension of credit or provision of services by an Affiliated Company which is a bank holding company or depository institution was done (i) in compliance with applicable law, (ii) on substantially the same terms as those prevailing at the time for comparable transactions with similarly situated unaffiliated persons, (iii) no event of default has occurred which remains uncorrected (unless waived), (iv) the Company reasonably believes that such credit and terms are or would be generally available to the Company from other lenders, and (v) the aggregate amount of interest and fees paid by the Company to the Affiliated Company with respect to the extension or extensions of credit and for all other services provided by the Affiliated Company during the last full fiscal year of the Affiliated Company do not exceed 2% of the Affiliated Company’s total interest and noninterest income for such fiscal year nor does the Affiliated Company reasonably believe such payments will exceed 2% of its total interest and noninterest income during its current fiscal year; and

A-1

(c)

No Extensions of Credit by Company.  The Company did not extend credit (other than in the ordinary course of business and in connection with the sale of Company products in accordance with the Company’s standard terms) to the Affiliated Company.

3.

Determination of Material Interest – Provision of Certain Benefits.  The provision of medical and dental insurance to a director who is a former employee shall not, in the absence of any other relationship, be considered as creating a material relationship between the Company and the director, and such director shall not fail to be deemed “independent” for purposes of Section 303A of the NYSE Listed Company Manual.

A-2

PROXY

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING

TO BE HELD APRIL 19, 2007

WAUSAU PAPER CORP.

The undersigned hereby appoint(s) San W. Orr, Jr. and Thomas J. Howatt, and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Wausau Paper Corp. that the undersigned is entitled to vote at the annual meeting of shareholders to be held on April 19, 2007 and at any adjournment thereof (the “Annual Meeting”).  The proxies have the authority to vote such stock as directed herein with respect to the proposal set forth in the Proxy Statement with the same effect as though the undersigned were present in person and voting such shares.  For participants in the Dividend Reinvestment and Stock Purchase Plan, Common Stock Purchase Plan, and the Corporation’s 401(k) plan, the proxy also serves as voting instructions to the plan administrator or trustee, as applicable, of such plans to vote the shares of common stock beneficially owned by the participants in each plan.  The undersigned hereby revokes all proxies heretofore given to vote at the Annual Meeting and any adjournment thereof.

Please indicate how your stock is to be voted.  If no specific voting instructions are given, the shares represented by this proxy will be voted as recommended by the Board of Directors.

(Continued and to be marked, dated, and signed on reverse side.)

PROXY – WAUSAU PAPER CORP.			Please mark	x
your votes
like this
This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR each of the nominees listed below.

1. ELECTION OF CLASS II DIRECTORS: (To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list below)	FOR	WITHHOLD AUTHORITY	2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

ANDREW N. BAUR
DENNIS J. KUESTER
COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature______________________________ Signature______________________________ Date_________________2007

Note:  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee, or guardian, please give full title.  If a corporation, partnership, LLC, or other entity, please sign in full name of entity by authorized individual and give title.